Consent of Independent Registered Public Accounting Firm
The Board of Directors
NETSTREIT Corp.:

We consent to the incorporation by reference in the registration statements No. 333-249739 and No. 333-246385 on Form S-8 of NETSTREIT Corp. of our report dated March 4, 2021, with respect to the consolidated balance sheets of NETSTREIT Corp. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in equity, and cash flows for the year ended December 31, 2020 (successor), for the period from December 23, 2019 to December 31, 2019 (successor), and the period from January 1, 2019 to December 22, 2019 (predecessor), and the related notes and financial statement schedule listed in the Index at Item 15(a)(2), which report appears in the December 31, 2020 annual report on Form 10-K of NETSTREIT Corp.

(signed) KPMG LLP

Dallas, Texas
March 4, 2021